Exhibit 10.10

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of December 1, 2010 (“Effective Date”), by and between Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (the “Company”) and Bethlam Forsa (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to enter into this Agreement with the Executive; and

WHEREAS, the Executive wishes to enter this Agreement.

NOW, THEREFORE, in order to accomplish these objectives and in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. Employment. Subject to the terms and conditions set forth herein, the Company shall continue to employ the Executive as Executive Vice President - Publishing Operations, and the Executive accepts such employment for the Employment Term (as defined below). In such capacity the Executive will be responsible for generally performing the duties and responsibilities customarily performed by persons serving in such position of a business of the size, type and nature of the Company, as well as such other powers, duties and responsibilities as may from time to time be assigned to her by the President of the Company’s Education Group or the Board. If requested by the Board, the Executive shall also serve as an executive officer and/or member of the board of directors of any of the Company’s affiliates without additional compensation. Upon a termination of the Executive’s employment for any reason in accordance with Section 5 hereof, at the Company’s request, the Executive shall immediately resign from any other service with the Company and its affiliates, including, without limitation, pursuant to the foregoing sentence. The Executive shall report to the President of the Company’s Education Group.

2. Performance. Executive will serve the Company faithfully and to the best of his or her ability and will devote substantially all of Executive’s business time, energy, experience and talents to the business of the Company and its affiliates; provided, however, that it shall not be considered a violation of the foregoing for Executive to manage his or her personal or family investments, or to serve on civic or charitable boards or committees, or, with the advance written approval of the Board, on industry boards or committees, so long as any of such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

3. Employment Term. Unless earlier terminated pursuant to Section 5 below, the employment term shall continue through December 31, 2013 (the “Initial Term”); provided that such term shall be automatically extended for additional periods of one (1) year commencing on January 1, 2014 and each January 1 thereafter (each such period an “Additional Term”) unless either party shall have given notice to the other party that such party does not desire to extend the term of this Agreement, such notice to be given at least ninety (90) days prior to the end of Initial Term or Additional Terms (the Initial Term and the Additional Term or Terms, if applicable, collectively, the “Employment Term”).

4. Compensation and Benefits.

(a) Base Salary. The Company shall pay Executive a base salary, payable in either bi-weekly or semi-monthly installments in accordance with the Company’s standard payroll practices, subject to withholding and other applicable taxes, at an annual rate of Three Hundred Seventy Five Thousand Dollars ($375,000), subject to increase by the Company in its discretion (such base salary, as increased from time to time being hereinafter referred to as “Base Salary”).

(b) Annual Bonus. During the Employment Term, for each fiscal year of the Company beginning with fiscal year 2010, the Executive shall be considered by the Board for an annual bonus with a target equal to 100% of the Base Salary (the “Target Bonus”) based upon the achievement of performance goals established by the Board for such fiscal year (“Annual Bonus”). Any bonus paid to the Executive shall be in addition to the Base Salary and shall be paid to Executive according to the Company’s overall payment practice with respect to bonuses, but in no event later than March 15th following the end of the applicable fiscal year.

(c) Equity and Incentive Compensation. During the Employment Term, the Executive shall be eligible to participate in all incentive and equity-based compensation plans made available by the Company, from time to time, for its senior executives on a basis determined by the Company in its discretion.

(d) Medical, Dental, Disability, Life Insurance, Retirement and Other Benefits. During the Employment Term, the Executive shall, in accordance with the terms and conditions of the applicable plan documents and all applicable laws, be eligible to participate in the various medical, dental, disability, life insurance, retirement and other employee benefit plans made available by the Company, from time to time, for its senior executives.

(e) Vacation. During the Employment Term, the Executive shall be entitled to four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall be otherwise governed by the policies of the Company, as in effect from time to time.

(f) Expenses. The Executive shall be reimbursed by the Company for all reasonable expenses actually incurred by the Executive in connection with the performance of his or her duties hereunder in accordance with policies established by the Company from time to time and upon receipt of appropriate documentation. Expenses reimbursable under this paragraph shall be reimbursed within reasonable period of time following Executive’s submission of the reimbursement request and any supporting documentation reasonably requested by the Company, and no later than the end of the calendar year following the calendar year in which the expenses were incurred by Executive.

5. Termination.

(a) Either the Company or the Executive may terminate this Agreement and Executive’s employment at any time for any reason or for no reason, in its Executive’s sole discretion, upon thirty (30) days written notice or such longer period as provided below; provided, that the Executive’s employment shall immediately terminate upon the Executive’s death.

(b) Expiration of the Employment Term. The Executive’s employment hereunder shall automatically terminate upon expiration of the Employment Term in the event of non-renewal of the Employment Term by either party.

(c) Notice of Termination. Any purported termination of employment by the Company or by the Executive (other than due to the Executive’s death) shall be communicated by written notice to the other party hereto in accordance with Section 8 hereof. The notice of termination shall indicate in reasonable detail the facts and circumstances claimed to provide a basis for any purported characterization of the Executive’s termination as with or without Cause, with or with Good Reason or on account of the Executive’s Disability. Any notice of termination by the Executive without Good Reason must be delivered at least ninety (90) days in advance of the Executive’s termination. .

(d) For purposes of this Agreement,

(i) “Cause” shall mean: (A) the Executive’s conviction of, plea of guilty or nolo contendere to, or any written admission of the commission of, any felony or any crime involving theft, fraud or dishonesty; (B) any breach by the Executive of any material provision of this Agreement; (C) any act by the Executive involving moral turpitude, fraud or material misrepresentation with respect to her duties for the Company or its affiliates; or (D) gross negligence or willful failure to perform on the part of the Executive in the performance of his or her duties; provided, however, that the Company may not terminate the Executive’s employment under clauses (B), (C) or (D) unless the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination within 90 days of discovery of such event, and in the case of a breach set forth in clause (B) or (D) above, the Executive either (X) has not, within 30 days following receipt of such notice, cured such Cause, or (Y) such Cause cannot be cured.

(ii) “Good Reason” shall mean the occurrence of any of the following conditions without the Executive’s written consent, provided that Executive shall provide notice to the Company of the existence of the condition within ninety (90) days of the initial existence of such condition, upon the notice of which the Company shall have at least thirty (30) days within which to cure such condition, and if the Company fails to cure the condition within such cure period, the Executive must terminate employment within thirty (30) days following the Company’s failure to cure: (A) a material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company; (B) a reduction in the Executive’s rate of Base Salary; (C) a material breach by the Company of any material provision of this Agreement; or (D) the Company’s requiring the Executive to be based at any office or location that is more than 30 miles from Boston, MA or New York, NY except for reasonably required travel on the Company’s business.

(iii) “Disability” shall exist if a physician, mutually selected in good faith by the Board and the Executive, reasonably determines (in writing) after a period of ninety (90) or more consecutive days or an aggregate of one hundred-eighty (180) or more days during any period of three hundred and sixty-five (365) during the Term when the Executive is unable, because of ill health, physical or mental disability or any other medical reason beyond the Executive’s control, and notwithstanding reasonable accommodations made by the Company, that the Executive is unable to perform the essential functions of the Executive’s position.

6. Severance.

(a) Without Cause; For Good Reason; Expiration upon Non-Renewal by the Company. If, during the Employment Term, the Company terminates the Executive’s employment without Cause, the Executive terminates her employment for Good Reason, or the Executive’s employment terminates upon expiration of the Employment Term pursuant to a notice of non-renewal from the Company, the Executive shall receive, subject to Section 6(g):

(i) (A) any earned but unpaid Base Salary and, to the extent permitted by the Company’s vacation policy, payment for accrued but unused vacation pay for the period prior to termination, payable in accordance with the Company’s standard payroll practices, but in no event later than 30 days following the date of termination, and any earned but unpaid bonuses for prior periods which have ended at the time of such termination, payable in accordance with the terms of such bonus arrangements and (B) at the time provided in such plan, any rights to which the Executive is entitled in accordance with such applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan ((A) and (B) collectively, the “Accrued Amounts”); and

(ii) Payment of an aggregate amount equal to the sum of a lump sum cash payment equal to one times the sum of: (x) the Executive’s Base Salary at termination and (y) the aggregate monthly COBRA costs in effect at the time of termination (“Severance Pay”). Subject to the requirements of Section (e) the Severance Pay will commence on the first payroll date following the 60th day after the date of termination and be paid over a 12-month period in substantially equal installments in accordance with the Company’s payroll practice. The payments made pursuant to this clause (ii) of Section 6(a) shall be excluded from all pension and benefit calculations under the employee benefit plans of the Company and its affiliates, except as otherwise provided in the applicable employee benefit plan.

(b) Death or Disability. If during the Employment Term, the Executive’s employment is terminated on account of death or Disability, the Executive (and her estate or designated beneficiaries under any Company-sponsored employee benefit plan in the event of his death) shall be entitled to receive the Accrued Amounts and the Company shall have no liability or further obligation.

(c) For Cause; Without Good Reason. If during the Employment Term, the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive the Accrued Amounts and the Company shall have no liability or further obligation to the Executive.

(d) Expiration. If the Executive’s employment is terminated due to the expiration and non-renewal of the Employment Term by the Executive, the Executive shall be entitled to receive the Accrued Amounts and the Company shall have no liability or further obligation to the Executive.

(e) Release. As a condition of Executive receiving any of the Severance Pay hereunder, the Executive shall execute a release, in a form reasonably acceptable to the Company, thereby releasing the Company and its affiliates from any and all obligations and liabilities to the Executive arising from or in connection with the Executive’s employment or termination of employment with the Company and its affiliates, except that such release shall not apply to (i) any rights of the Executive to indemnification under the Company’s Certificate of Incorporation or By-Laws or written agreement or to directors’ and officers’ liability insurance coverage of the Company and its affiliates, (ii) any rights under this Agreement or to the Severance Pay, and (iii) any rights to vested tax-qualified retirement benefits. Such release will be provided by the Company to the Executive within five (5) days following the termination of the Executive’s employment and must be executed and returned (and not revoked) by the Executive to the Company within 50 days following such termination of employment. If the Executive does not execute the release and/or the release does not become irrevocable within 60 days of his or her termination of employment, the Executive shall not receive the Severance Pay.

(f) No Mitigation or Offset. Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment Executive may obtain.

(g) Section 409A Payments. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. Notwithstanding the foregoing, if at the time of Executive’s Separation from Service the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments (including interest on any such payments, at an interest rate of not less than the prime interest rate, as published in the Wall Street Journal, over the period such payment is restricted from being paid to the Executive) and benefits that the Company would otherwise have been required to provide under this Section 6 but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this Section 6 in accordance with the terms of this Section (as if there had not been any 409A Suspension Period beforehand). For purposes of Code Section 409A, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Code Section 409A.

7. Covenants of the Executive.

(a) Non-Competition/Non-Solicitation. During the Employment Term and for a period of one (1) year thereafter (the “Restricted Period”), (i) the Executive shall not directly or indirectly, own, manage, operate, control, consult with, be employed by or participate in the ownership, management, operation or control of any of the following publishing companies: Pearson Education, McGraw-Hill Education, Scholastic or K-12 or any of their affiliates; (ii) the Executive shall not, directly or indirectly, employ, solicit for employment or otherwise contract for the services of any employee of the Company or any of its affiliates at the time of this Agreement or who shall subsequently become an employee of the Company or any such affiliate; provided, however, this subparagraph (ii) shall not apply to the Executive’s personal secretary at the time of termination nor to any general recruitment efforts directed at the general public; and (iii) the Executive will not solicit, in competition with the Company or its affiliates, any person who is, or was at any time within the twelve months prior to his termination of employment, a customer of the business conducted by the Company or any of its affiliates. For purposes of determining whether to permanently withhold payments from the Executive pursuant to Section 7(e) hereof, the Executive’s ownership of securities of two percent (2%) or less of any publicly traded class of securities of a public company shall not be considered to be competition with the Company or any of its affiliates with respect to Pearson Education, McGraw-Hill Education, Scholastic or K-12.

(b) Confidential Information. For the Employment Term and thereafter, (i) the Executive will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company (collectively, “Confidential Information”); and (ii) the Executive will not use (except as legally compelled by court order, and then only to the extent reasonably required, after prompt notice to the Company of any such order), directly or indirectly, any Confidential Information for the benefit of anyone other than the Company; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any Confidential Information if such knowledge or information (a) is or hereafter shall become available to the public other than through disclosure by the Executive, (b) was known by or available on a non-confidential basis to the Executive prior to being furnished by the Company, or (c) becomes available to the Executive on a non-confidential basis from any party other than the Executive who, after due inquiry, is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company.

(c) Developments. In the event that Executive, as a part of Executive’s activities on behalf of the Company, generates, authors or contributes to any invention, new development or method, whether or not patentable and whether or not reduced to practice, any copyrightable work, any trade secret, any other Confidential Information, or any information that gives any of the Company and its subsidiaries an advantage over any competitor, or similar or related developments or information related to the present or future business of any of the Company and its subsidiaries (collectively “Developments and Information”), Executive acknowledges that all Developments and Information are “work for hire” and the exclusive property of the Company. Executive hereby assigns to the Company, its nominees, successors or assigns, all rights, title and interest to Developments and Information. Executive shall cooperate with the Company’s Board of Directors to protect the interests of the Company and its subsidiaries in Developments and Information. Executive shall execute and file any document related to any Developments and Information requested by the Company’s Board of Directors including applications, powers of attorney, assignments or other instruments which the Company’s Board of Directors deems necessary to apply for any patent, copyright or other proprietary right in any and all countries or to convey any right, title or interest therein to any of the Company’s nominees, successors or assigns

(d) Property of the Company. All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or its affiliates, whether prepared by the Executive or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by the Executive (including, without limitations, any copies thereof) upon termination of this Agreement for any reason whatsoever.

(e) Enforcement. The Executive acknowledges that a breach of his covenants contained in this Section 7 may cause irreparable damage to the Company and its affiliates, the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach will be inadequate and that the Severance Pay payable to the Executive under Sections 6(a) are additional consideration for the covenants contained in this Section 7. Accordingly, the Executive agrees that if she breaches any of the covenants contained in this Section 7, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. In addition, the breach of any of the covenants contained in this Section 7 shall entitle the Company to permanently withhold any Severance Pay provided to the Executive under Sections 6(a). The Company shall provide the Executive with at least five days prior written notice before withholding of any payment provided for in the immediately preceding sentence.

(f) Blue Pencil. The Company and the Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 7 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the agreements in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

(g) Defense of Claims. The Executive agrees to cooperate with the Company following the Executive’s termination of employment for any reason by making himself or herself reasonably available (as mutually agreed, including a reasonable per diem) to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company’s Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested and mutually agreed .

(h) Non-Disparagement. The Executive agrees that, during the Term of Employment and at any time thereafter (including following the Executive’s termination of employment for any reason) she will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations, provided that nothing herein shall prevent the Executive from executing an affidavit or testifying truthfully under oath in any action, suit, proceeding, claim, arbitration or investigation before any court, arbitrational tribunal, administrative agency or commission or other federal, state, local or foreign governmental or regulatory authority or agency or before any arbitrator.

8. Notices. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

If to the Executive, to the Executive’s last known address on file with the Company.

If to the Company:

Houghton Mifflin Harcourt Publishing Company

222 Berkeley Street

Boston, MA 02116

Attention: Compensation Committee Chairman

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Rolf Zaiss, Esq.

9. General.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusette, without regard to its conflict of laws principles thereof.

(b) JURY TRIAL WAIVER. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY IS LITIGATED OR HEARD IN ANY COURT.

(c) Construction and Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(d) Assignability. The Executive may not assign his or her interest in or delegate his or her duties under this Agreement. This Agreement is for the employment of the Executive, personally, and the services to be rendered by him or her under this Agreement must be rendered by him or her and no other person. The Executive represents and warrants to the Company that the Executive has no contracts or agreements of any nature that the Executive has entered into with any other person, firm or corporation that contain any restraints on the Executive’s ability to perform his obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Notwithstanding anything else in this Agreement to the contrary, the Company will assign this Agreement to and all rights hereunder shall inure to the benefit of any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger or consolidation.

(e) Compliance with Rules and Policies. The Executive shall perform all services in all material respects in accordance with the applicable policies, procedures and rules established by the Company, including, but not limited to, the By-Laws of the Company. In addition, the Executive, where applicable, shall comply in all material respects with all laws, rules and regulations that are generally applicable to the Company, its affiliates and their employees, directors and officers.

(f) Taxes. The Company shall withhold from all amounts due hereunder any applicable withholding taxes payable to federal, state, local or foreign taxing authorities. The Company shall have no obligation to indemnify or hold the Executive harmless from any taxes he may incur from any amounts payable under this Agreement.

(g) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and replaces any understanding between the parties, whether written or oral, including, without limitation, the employment letter between the parties dated July 10, 2008 as amended November 10, 2008 (the “Prior Employment Agreement”).

(h) Duration. Notwithstanding the Employment Term hereunder, the applicable sections of this Agreement shall continue for so long as any obligations remain under this Agreement.

(i) Survival. All of the rights and covenants set forth in this Agreement shall survive and shall continue to be binding upon the parties to the extent necessary to give effect to the intent thereof notwithstanding the termination of this Agreement for any reason whatsoever. It is expressly agreed that the remedy at law for the breach or threatened breach of any such covenant in this Agreement is inadequate and that the Company, in addition to any other remedies that may be available to it, in law or in equity, shall be entitled to injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

(j) Waiver. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct.

(k) Indemnification. During the term of this Agreement and following any termination of Executive’s employment, the Company shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other executive of the Company, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. This provision shall survive the termination of this Agreement for any reason.

(l) Compliance with Code Section 409A.

(i) This Agreement is intended to be exempt from (or comply with) Code Section 409A and shall be interpreted and administered in a manner consistent with this intent. However, notwithstanding any contrary provision in this Agreement, the Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such section.

(ii) Except as otherwise specifically provided, amounts payable under this Agreement, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable following the date they are earned and vested and, in any event, within two and one-half months after the end of the first calendar year in which such amounts are no longer subject to a substantial risk of forfeiture, as such term is defined in Section 409A of the Code.

(m) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(n) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement effective as of the day and year first written above.

Date:	December 1, 2010	HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

		By	/s/ Barry O’Callaghan
		Name:	Barry O’Callaghan
		Title:	Chief Executive Officer

Date:	December 1, 2010	EXECUTIVE

/s/ Bethlam Forsa
Bethlam Forsa